PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                            Dated April 3, 2000
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2002

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2002) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange Limited for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                       $10,000,000

Maturity Date:                          April 12, 2002

Settlement and Original
  Issue Date:                           April 12, 2000

Interest Accrual Date:                  April 12, 2000

Issue Price:                            99.893%

Specified Currency:                     U.S. Dollars

Redemption Percentage
  at Maturity:                          100%

Base Rate:                              LIBOR

Spread (Plus or Minus):                 Plus 0.0625% per annum

Spread Multiplier:                      N/A

Index Currency:                         U.S. Dollars

Index Maturity:                         6 months

Maximum Interest Rate:                  N/A

Minimum Interest Rate:                  N/A

Initial Interest Rate:                  To be determined two London banking days
                                        prior to the Original Issue Date

Initial Redemption Date:                N/A

Initial Redemption
  Percentage:                           N/A

Annual Redemption
  Percentage Reduction:                 N/A

Optional Repayment
  Date(s):                              N/A

Interest Payment Dates:                 Each April 12 and October 12, commencing
                                        October 12, 2000; provided that if any
                                        such day (except the maturity date) is
                                        not a business day, that interest
                                        payment date will be the next
                                        succeeding day that is a business day,
                                        unless that succeeding business day
                                        would fall in the next calendar month,
                                        in which case such interest payment
                                        date will be the immediately preceding
                                        business day

Interest Payment Period:                Semi-annually

Interest Reset Dates:                   Each Interest Payment Date

Interest Reset Periods:                 Semi-annually

Business Day:                           New York, London

Calculation Agent:                      The Chase Manhattan Bank

Agent:                                  Morgan Stanley & Co. International
                                        Limited

Denominations:                          $100,000

Common Code:                            011022669

ISIN:                                   XS0110226692

Other Provisions:                       N/A

            Terms not defined above have the meanings given to those
               terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER